Bermuda Office

Appleby (Bermuda)

Limited

Canon’s Court

22 Victoria Street

PO Box HM 1179

Hamilton HM EX

Bermuda

Tel +1 441 295 2244

applebyglobal.com

Appleby (Bermuda) Limited (the Legal Practice) is a company limited by shares incorporated in Bermuda and approved and recognised under the Bermuda Bar (Professional Companies) Rules 2009. “Partner” is a title referring to a director, shareholder or an employee of the Legal Practice. A list of such persons can be obtained from your relationship partner.

Exhibit 5.3

Genpact Luxembourg S.à r.l.

12F, Rue Guillaume Kroll

L-1882 Luxembourg

Genpact Limited

Victoria Place

5th Floor

31 Victoria Street

Hamilton, HM10

Bermuda

and

Wells Fargo Bank, National Association

(Trustee and, together with Genpact

Luxembourg S.à r.l. and Genpact Limited, Addressees)

Email jwilson@applebyglobal.com
Direct Dial +1 441 298 3559
Direct Fax +1 441 298 3469
Tel +1 441 295 2244
Your Ref
Appleby Ref 132386.0038/JW 14 November 2019

Dear Sirs

Genpact Limited (Company)

INTRODUCTION

We have acted as Bermuda Counsel to the Company and this opinion as to Bermuda law is addressed to you in connection with the filing by the Company and Genpact Luxembourg S.à r.l. (Issuer) with the U.S. Securities and Exchange Commission (SEC) under the Securities Act of 1933, as amended (Securities Act), of Amendment No. 1 to the Registration Statement on Form S-3 (as so amended, Registration Statement) with respect to the issue of debt securities (Debt Securities) by the Issuer from time to time and in one or more offerings and guarantees of the Debt Securities by the Company (Guarantees).

This opinion as to Bermuda law is addressed to you in connection with the Registration Statement.

OUR REVIEW

For the purposes of giving this opinion we have examined and relied upon the documents listed in Part 1 of Schedule 1 to this opinion (Documents). We have not examined any other documents, even if they are referred to in the Registration Statement.

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For the purposes of giving this opinion we have carried out the Company Search and the Litigation Search described in Part 2 of Schedule 1.

We have not made any other enquiries concerning the Company and in particular we have not investigated or verified any matter of fact or representation (whether set out in the Documents or elsewhere) other than as expressly stated in this opinion.

Unless otherwise defined herein, capitalised terms have the meanings assigned to them in Schedule 1.

ASSUMPTIONS AND RESERVATIONS

We give the following opinions on the basis of the assumptions set out in Schedule 2 (Assumptions), which we have not verified, and subject to the reservations set out in Schedule 3 (Reservations).

OPINIONS

1.

Incorporation and Status: The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda. The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

2.

Corporate Capacity: The Company has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under the Subject Agreements and to take all action as may be necessary to complete the transactions contemplated thereby.

3.

Corporate Authorisation: The execution, delivery and performance by the Company of the Subject Agreements and the transactions contemplated thereby have been duly authorised by all necessary corporate action on the part of the Company.

4.	Due Execution: The Subject Agreements have been duly executed by or on behalf of the Company and each constitute legal, valid and binding obligations of the Company, enforceable against the Company.

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DISCLOSURE

This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC. This opinion may be relied upon by Cravath, Swaine & Moore LLP in connection with the provision of its legal opinion to be rendered in connection with the Registration Statement.

Yours faithfully

/s/ Appleby (Bermuda) Limited

Appleby (Bermuda) Limited

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SCHEDULE 1

Part 1

The Documents

1.

A final form copy, in PDF format of Amendment No. 1 to the Registration Statement on Form S-3 (as so amended, Registration Statement) dated as of November 14, 2019, excluding the documents incorporated by reference therein.

2.

A final form copy, in PDF format of the Indenture dated as of March 27, 2017, among the Issuer, the Company, as guarantor, and Wells Fargo Bank, National Association, as trustee (Trustee), as may be amended, supplemented or otherwise modified from time to time (Indenture).

3.	A PDF copy of the Notice to the Public issued by the Bermuda Monetary Authority on 1 June 2005.

4.	Certified copies of the Certificate of Incorporation, Memorandum of Association and Amended and Restated Bye-Laws of the Company (together the Constitutional Documents).

5.	A certificate of compliance, dated November 8, 2019 issued by the Registrar of Companies in respect of the Company (Certificate of Compliance).

6.	A PDF copy of the unanimous written resolution of the board of directors of the Company dated November 11, 2019 (Resolutions).

7.	A copy of the results of the Litigation Search.

8.	A copy of the results of the Company Search.

(The Indenture and the Registration Statement are together referred to in this opinion as the Subject Agreements)

Part 2

Searches

1.

A search of the entries and filings shown and available for inspection in respect of the Company in the register of charges and on file of the Company maintained in the register of companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted as at 1.30pm on 8 November 2019 (Company Search).

2.

A search of the entries and filings shown and available for inspection in respect of the Company in the Cause and Judgement Book of the Supreme Court maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted as at 2.00pm on 8 November 2019 (Litigation Search).

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SCHEDULE 2

Assumptions

We have assumed:

1.

(i) that the originals of all documents examined in connection with this opinion are authentic, accurate and complete; and (ii) the authenticity, accuracy, completeness and conformity to original documents of all documents submitted to us as copies;

2.	that the Subject Agreements and any other documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

3.

that, insofar as any obligation under the Subject Agreements is to be performed by any of the parties thereto in any jurisdiction outside of Bermuda, its performance will be legal, valid and binding in accordance with the law of any jurisdiction other than Bermuda to which they are subject or in which they are respectively constituted and established;

4.

the truth, accuracy and completeness of all representations and warranties or statements of fact or law (other than as to the laws of Bermuda in respect of matters upon which we have expressly opined) made in the Subject Agreements;

5.

the accuracy, completeness and currency of the records and filing systems maintained at the public offices where we have searched or enquired or have caused searches or enquiries to be conducted, that such search and enquiry did not fail to disclose any information which had been filed with or delivered to the relevant body but had not been processed at the time when the search was conducted and the enquiries were made, and that the information disclosed by the Company Search and the Litigation Search is accurate and complete in all respects and such information has not been materially altered since the date of the Company Search and the Litigation Search;

6.

that (i) the Subject Agreements are in the form of the documents approved in the Resolutions; (ii) all interests of the directors of the Company on the subject matter of the Resolutions, if any, were declared and disclosed in accordance with the law and Constitutional Documents; (iii) the Resolutions have not been revoked, amended or superseded, in whole or in part, and remain in full force and effect at the date of this opinion; and (iv) the directors of the Company have concluded that the entry by the Company into the Subject Agreements and such other documents approved by the Resolutions and the transactions contemplated thereby are bona fide in the best interests of the Company and for a proper purpose of the Company;

7.

that there is no matter affecting the authority of the directors of the Company to effect entry by the Company into the Documents including breach of duty or lack of good faith which would have any adverse implications in relation to the opinions expressed in this opinion;

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8.

that any supplemental prospectus prepared in relation to the offer of the Guarantees, as contemplated by the Subject Agreements, will have been duly authorised by the Board of Directors of the Company and will comply with and have been prepared in accordance with all relevant legislation and the Constitutional Documents; and

9.

that any contracts or instruments, including but not limited to indentures and warrant instruments, prepared in relation to the offer and creation of the Guarantees, as contemplated by the Subject Agreements, will comply with and have been prepared in accordance with all relevant legislation and the Constitutional Documents, and will constitute legal, valid and binding obligations of each of the parties therefore, enforceable in accordance with their terms, under the laws by which they are governed.

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SCHEDULE 3

Reservations

Our opinion is subject to the following:

1.

Enforcement: The term “enforceable” as used in this opinion means that there is a way of ensuring that each party performs an agreement or that there are remedies available for breach. Notwithstanding that the obligations established by the Subject Agreements are obligations which the Bermuda courts would generally enforce, they may not necessarily be capable of enforcement in all circumstances in accordance with their terms.

2.	Good Standing: The term “good standing” means that the Company has received a Certificate of Compliance from the Registrar of Companies and the Supervisor of Insurance.

3.

Company Searches: In order to issue this opinion we have carried out the Company Search and Litigation Search referred to herein and have not enquired as to whether there has been any chance since the date and time of such searches.

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